SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement ("Agreement") made as of the 1st day of July, 2008, by and between ADM Endeavors, Inc., a Nevada Corporation (the "Company") and ADM Enterprises, LLC, a North Dakota LLC, (the "LLC").

RECITALS:

WHEREAS, the Board of Directors and management of the Company believe that it is in the best interest of the Company and that the success of the Company will be better achieved by the acquisition of LLC through an exchange of securities.

WHEREAS, Company, will by this Agreement, acquire all securities of LLC, said securities representing all authorized units (whether they be issued or treasury units) of LLC.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

SECTION 1. EXCHANGE

Upon the terms and subject to the conditions of this Agreement, the Company will at the Closing Date (as hereinafter defined), exchange 10,000,000 shares of the Company's common stock, for all of the issued and outstanding units of the LLC and all other assets of the LLC on the Closing Date. Subject to the terms and conditions of this Agreement, on the Closing Date:

(1) The LLC shall deliver to the Company (i) Unit certificates representing all authorized issued and outstanding securities of LLC (as set forth on Exhibit 1 attached hereto) and; (ii) right, title and interest to the LLC and assets of LLC as set forth on Exhibit 2 attached hereto; and

(2) The LLC shall tender the Unit certificates representing the Units, with accompanying powers of attorney, to the Company for cancellation and return to treasury.

SECTION 2. ASSUMPTION OF LIABILITIES AND OTHER CONSIDERATION

Except as otherwise provided, the Company shall assume all of LLC's liabilities, provided such liabilities are reflected on the books or records of LLC on the date hereof or on the Closing Date. LLC shall also return all outstanding options, warrants or other unit purchase rights (collectively, the "Options"), if any held by such LLC. The Options shall be canceled.

SECTION 3. EFFECTIVE DATE AND THE CLOSING

The Closing Date (the "Closing Date") of this Agreement shall be August 1, 2008.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF COMPANY

Company, to the best of its knowledge, makes the representations and warranties to LLC as set forth below:

4.1 Corporate Power of Company. Company has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.

4.2 Due Authority. Company has all power and authority necessary to enable it to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by them have been authorized by all necessary corporate action on the part of Company. This Agreement is a valid and binding agreement of Company, enforceable against the Company in accordance with its terms. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement will violate, result in a breach of, or constitute a default under, any agreement or instrument to which Company is a party or by which the Company is bound, or any order, rule or regulation of any court or governmental agency having jurisdiction over the Company.

4.3 No Consents. No governmental filings, authorizations, approvals or consents are required to permit Company to fulfill all of their respective obligations under this Agreement.

4.4 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any provision of the Articles of Incorporation of the Company; (ii) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both) a default under any contract or other agreement to which the Company is a party; (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon

Company, or upon the properties or business of the Company; or (iv) violate any statute, law or regulation of any jurisdiction applicable to the Company.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF LLC

LLC, to the best of its knowledge, and as to each person designated at Exhibit 1, represents and warrants to Company as follows:

5.1 Organization Power of LLC. LLC has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder.

5.2 Due Authority. LLC has all power and authority necessary to enable it to carry out the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by it have been authorized by all necessary action on the part of LLC. This Agreement is a valid and binding agreement of LLC, enforceable against LLC in accordance with its terms. Neither the execution and delivery of this Agreement by LLC nor the consummation of the transactions contemplated by this Agreement will violate, result in a breach of, or constitute a default under, any agreement or instrument to which LLC is a party or by which LLC is bound, or any order, rule or regulation of any court or governmental agency having jurisdiction over LLC.

5.3 No Breach. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both) a default under any contract or other agreement to which LLC is a party; (ii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon LLC, or upon the properties or business of LLC; or (iii) violate any statute, law or regulation of any jurisdiction applicable to LLC.

5.4 Ownership of the Units and Options. The LLC and/or the persons set forth at Exhibit 1 are the lawful owner(s) of the number of Units of the LLC represented on Exhibit 1, free and clear of all security interests, liens, encumbrances, equities and other charges. The LLC and/or the persons are not a party to any agreement, written or oral, creating rights in respect to such Units or options in any third person or relating to the voting rights of such Units.

5.5 Ownership of the Operation and Assets. The LLC warrants the operations and trademarks set forth as Exhibit 2 are irrevocably vested in LLC, free of any contrary or conflicting claim of interest of any third party.

SECTION 6. COVENANTS

6.1 Cooperation After the Closing; Further Action. At any time, and from time to time after the Closing, the LLC shall execute and deliver to the Company such other instruments and take such other actions as the Company may reasonably request to more effectively to transfer the interests in the LLC to the Company, vest title of the Operations in the Company and, to the full extent permitted by law, to put the Company in actual possession and operating control of the Operations and Assets set forth at Exhibit 2. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done, all things necessary, proper or advisable under applicable laws, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated hereby.

6.2 Regular Course of Business. Except as otherwise consented to or approved by Company in writing, until the Closing, LLC covenants and agrees (and will cause) the LLC will operate in the ordinary course, diligently and in good faith, consistent with past management practices.

SECTION 7. INDEMNITY

7.1 Indemnification by LLC. LLC and those persons set forth at Exhibit 1, jointly and severally, agree to indemnify, defend and hold harmless Company, and the respective officers, representatives, agents, employees of the Company and successors and assigns of the Company from and against:

(1) Any and all losses resulting from any misrepresentation or breach of any representation or warranty or non-fulfillment of any covenant or agreement on the part of LLC under the terms of this Agreement;

(2) All actions, suits, proceedings, arbitration's, demands, assessments, judgments, costs and expenses, including attorney's fees and disbursements, incident to the foregoing; and

(3) All claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney fees, that they shall incur or suffer, which result from or relate to any activities of the LLC prior to, on or subsequent to the Closing Date or which result from or relate to any breach of, or failure

by LLC to perform any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by LLC under this Agreement.

7.2 Indemnification by Company. Company agrees to indemnify, defend and hold harmless LLC, and the respective officers, representatives, agents, employees of the LLC from and against all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, and reasonable attorney fees, that they shall incur or suffer, which result from or relate to any activities of the Company subsequent to the Closing Date or which result from or relate to any breach of, or failure by Company to perform any of its representations, warranties, covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by Company under this Agreement.

7.3 Indemnification Procedure. A party (an "Indemnified Party") seeking indemnification shall give prompt notice to the other party (the "Indemnifying Party") of any claim for indemnification arising under this Article 7. The Indemnifying Party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to such Indemnified Party, at the Indemnifying Party's own cost and expense, including the cost and expense of reasonable attorneys' fees and disbursements in connection with such defense, in which event the Indemnifying Party shall not be obligated to pay the fees and disbursements of separate counsel for such in such action. In the event, however, that such Indemnified Party's legal counsel shall determine that defenses may be available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, in that there could reasonably be expected to be a conflict of interest if such Indemnifying Party and the Indemnified Party have common counsel in any such proceeding, or if the Indemnified Party has not assumed the defense of the action or proceedings, then such Indemnifying Party may employ separate counsel to represent or defend such Indemnified Party, and the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for such Indemnified Party. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior consent of the Indemnifying Party which consent shall not be unreasonably withheld.

SECTION 8. CONDITIONS PRECEDENT

8.1 Conditions Precedent to Company's Obligations. The Company's obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Section 8.1. The Company may waive any or all of these conditions in whole or in part without prior notice; so long as such waiver is in writing; and provided, however, that no such waiver of a condition shall constitute a waiver by the Company of any other condition of or any of the Company's rights or remedies at law or in equity, if LLC shall be in default of any of their representations, warranties, or covenants under this Agreement.

(1) Performance. LLC shall have performed, satisfied, and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by LLC, on or before the Closing Date, and the representations and warranties contained herein shall be true and correct as of the Closing.

(2) Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted against any party hereto on or before the Closing Date.

(3) Fairness Opinion. The Company shall have received a written opinion acceptable to the Company, in its sole discretion, stating that the consideration to be received by the LLC pursuant to this Agreement are fair to the LLC and its unitholders from a financial point of view.

(4) Approval and Consummation of Agreement. The Agreement shall have been adopted by the affirmative vote of a majority of all the votes cast of the LLC at a special meeting of the LLC's unitholders, or as otherwise required and in accordance with the Articles of Organization of the LLC and the Nevada Business LLC Law.

(5) Approval of Acquisition. The Board of Directors of Company shall have approved this Agreement and made a determination that the directors of the Company acted in good faith and in the best interest of Company in all ways related to or in connection with the transaction contemplated by this Agreement.

8.2 Conditions Precedent to LLC's Obligations. The LLC's obligations hereunder shall be subject to the satisfaction, at or before the Closing, of all the conditions set forth in this Section 8.2. LLC may waive any or all of these conditions in whole or in part without prior notice; so long as such waiver is in writing; and provided, however, that no such waiver of a condition shall constitute a waiver by the LLC of any other condition of or any of the LLC's rights or remedies at law or in equity, if Company shall be in default of any of its representations, warranties, or covenants under this Agreement.

(1) Performance. Company shall have performed, satisfied, and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it, on or before the Closing Date, and the representations and warranties contained herein shall be true and correct as of the Closing.

(2) Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted against any party hereto on or before the Closing Date.

SECTION 9. MISCELLANEOUS

9.1 Notices. Any notice or other communication required or which may given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered, or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or if mailed, four (4) days after the date of mailing, as follows:

If to Company:

ADM Endeavors, Inc.
2021 N. 3rd St.
Bismarck, N.D. 58501

Attention: Ardell D. Mees

If to LLC:

ADM Enterprises, LLC
2021 N. 3rd St.
Bismarck, N.D. 58501

Attention: Ardell D. Mees

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notice hereunder.

9.2 Entire Agreement. This Agreement and any collateral agreement executed in connection with the consummation of the transactions contemplated herein contain the entire agreement among the parties with respect to the subject matter hereof and related transactions, and supersede all prior agreements, written or oral, with respect thereto.

9.3 Waivers and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.

9.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada applicable to agreements made and to be performed entirely within such State and the sole jurisdiction and venue for any dispute arising from this agreement shall be the Eighth Judicial District Court or the United States District Court, Southern Division, Clark County, Las Vegas, Nevada.

9.5. Headings. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.6 Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance shall, to any extent, be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

COMPANY:

ADM Endeavors, Inc.

By: Ardell D. Mees

Name: Ardell D. Mees

Its: President

LLC:

ADM Enterprises, LLC

By: Ardell D. Mees

Name: Ardell D. Mees

Its: Managing Member

EXHIBIT 1

LIST OF LLC UNIT OWNERSHIP

NAME	NUMBER OF UNITS	OPTIONS
Ardell D. Mees	10,000 Units	None

EXHIBIT 2

ASSET AND PROPRIETY INTERESTS OF LLC

Quantity	Vehicles and Tools	Value
1	2006 Ford F-250	$ 36,000.00
1	2006 Mercury Mountaineer	$ 30,000.00
1	2006 Ford E-350 Van	$ 15,000.00
1	2005 Interstate Trailer	$ 4,500.00
1	LB5 Laser Level	$ 1,500.00
3	Robo Laser	$ 900.00
4	Robo Laser	$ 880.00
4	Robo Laser	$ 720.00
1	Digital Angle Finder	$ 100.00
1	Dewalt Sliding Miter Saw	$ 600.00
1	Makita Miter Saw	$ 200.00
1	Ryobi Radial Arm Saw	$ 300.00
2	Dewalt Compound Miter Saw	$ 650.00
1	Black & Decker Hammer Drill	$ 450.00
1	Bil-jax Rolling Scaffold	$ 420.00
2	Rolling Scaffold	$ 840.00
1	DeWalt Hammer Drill	$ 200.00
5	Paslode Trim Nailer	$ 2,500.00
2	18 volt cordless kit	$ 900.00
1	14.4 volt Cordless Drill	$ 250.00
5	12 volt Cordless Drills	$

		1,125.00
1	18 volt Cordless Drill	$ 150.00
1	Dewalt Palm Sander	$ 60.00
1	Black & Decker Palm Sander	$ 50.00
1	Black & Decker Belt Sander	$ 60.00
1	Crafstman Jigsaw	$ 50.00
1	Crafstman Router	$ 80.00
1	Dewalt Saws-All	$ 120.00
1	Black & Decker Saws-All	$ 90.00
1	"ShopVac" Shop Vac	$ 50.00
1	"Genie" Shop Vac	$ 120.00
1	Dewalt 4" Disc Grinder	$ 70.00
1	Black & Decker 4" Disc Grinder	$ 65.00
1	Milwaukee Die Grinder	$ 70.00
1	Stout Band Saw	$ 300.00
1	Porter Cable Band Saw	$ 280.00
1	Makita 16" Beam Saw	$ 600.00
1	Dewalt Bisquit Cutter	$ 220.00
1	Craftsman 3/8 Drill	$ 60.00
3	8' Step Ladders	$ 360.00
2	6' Step Ladders	$ 180.00
3	Pair Saw Horses	$ 135.00
2	12' Ladders	$ 300.00
2	4' Ladders	$ 60.00
3	Tool Carts	$ 1,200.00
4	Chest Tool Boxes	$ 240.00

varied	Hand Tools	$ 4,000.00	
	TOTAL	$ 107,005.00	**$ 107,005.00**

Office Furniture and Machines

4	3-Laptops, 1-Desktop	$ 6,000.00	
3	Printers	$ 2,500.00	
1	Sharp UX-1400 Multi Function Fax	$ 350.00	
1	Panasonic 2-line Digital Mail System	$ 500.00	
7	Panasonic 2-line handsets	$ 700.00	
1	Lot: Desk, Extension, Lateral File, Bookshelf and Hutch	$ 700.00	
3	Vertical File Cabinets	$ 150.00	
2	Leather/Vinyl Office Chair	$ 300.00	
1	Drafting Table and Chair	$ 180.00	
3	Calculaters	$ 150.00	
1	Panasonic Fax Machine	$ 200.00	
1	Sony 2-line phone	$ 200.00	
1	4 Drawer Desk	$ 150.00	
	TOTAL	$ 12,080.00	**$ 12,080.00**

TOTAL ASSETS	**$ 119,085.00**

UNANIMOUS WRITTEN CONSENT OF DIRECTORS
OF
ADM Endeavors, Inc.
IN LIEU OF MEETING OF THE BOARD OF DIRECTORS

Pursuant to the authority granted to directors to take action by unanimous written consent without a meeting pursuant to Nevada corporate law, the Board of Directors of ADM Endeavors, Inc., a Nevada corporation (the "corporation" or "ADM"), do herby consent to, adopt, ratify, confirm, and approve, as of the date indicated below, the following recitals and resolutions, as evidenced by their signature hereunder:

SHARE EXCHANGE AGREEMENT

WHEREAS, The Directors and Shareholders have been presented with a Share Exchange Agreement by and between the Corporation and ADM Enterprises, LLC. (AEI), a North Dakota LLC, a copy of which is attached hereto

WHEREAS, pursuant to the terms of the Agreement, (i) **AEI** Unitholders shall sell to **ADM,** and **ADM** shall purchase from **AEI** Unitholders, the **AEI** Units; and (ii) **ADM** shall issue to the **AEI** Unitholders a total of Ten Million (10,000,000) shares of **ADM** common stock (the "Common Stock Issuance").

WHEREAS, the Directors desire and believe it is in the best interest of the Corporation to authorize and approve the Agreement and the Common Stock Isssuance.

NOW, THEREFORE, BE IT RESOLVED, THAT the Approved Matters are hereby authorized and approved.

IN WITNESS WHEREOF, the undersigned have set forth their hand as of the 1st day of July, 2008.

Ardell D. Mees

Ardell D. Mees/Director

CONSENT TO ACTION WITHOUT A MEETING
RESOLUTION OF THE BOARD OF DIRECTORS
OF

ADM Endeavors, Inc.

The undersigned constituting all of the members of the board of directors of ADM Endeavors, Inc., a Nevada Corporation (the "Company"), this 21st day of July, 2008, hereby adopt the following resolution by written consent effective immediately:

WHEREAS, the Board of Directors agrees it is in our Companys' best interests to issue Ten Million (10,000,000) shares of Common stock to 1 individual, as agreed in the Share Exchange Agreement Dated July 1, 2008 between our Company and ADM Enterprises, LLC.

RESOLVED, that the Company hereby approves and adopts, with such changes as the appropriate officers of the Company shall deem necessary, the issuance of Ten Million (10,000,000) shares of its common stock to the following person in corresponding amounts pursuant to any and all exemptions from federal and state registration requirements.

Name of Shareholder	Number of Shares	Consideration
Ardell D. Mees 2021 N. 3rd St. Bismarck, N.D. 58501	10,000,000	Share Exchange Agreement

RESOLVED FURTHER, that the appropriate officers of the Company are authorized, empowered and directed, in the name and on behalf of the Company, to execute and deliver all such documents, schedules, instruments and certificates, to make all such payments or perform all such acts and things, and to execute and deliver all such other documents as may be necessary from time to time in order to carry out the purpose and intent of this issuance of Common Stock; and that all of the acts and doings of any such officers that are consistent with the purpose of this resolution are hereby authorized, approved, ratified and confirmed in all respects.

Ardell D. Mees
Ardell D. Mees
President/Director